                                                                    EXHIBIT 10.4

                             TAX SHARING AGREEMENT

     THIS TAX SHARING AGREEMENT dated as of [       , 1999] is made and entered
into by Waterhouse Investor Services, Inc. a Delaware corporation ("WISI") and TD Waterhouse Group, Inc., a Delaware corporation ("TD Waterhouse") and their Affiliates.

                                    RECITALS

     WHEREAS, WISI is the common parent corporation of an affiliated group of corporations within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "CODE") and of combined groups as defined under similar laws of other jurisdictions ("WISI GROUP") and TD Waterhouse and their Affiliates are members of such groups; and

     WHEREAS, the groups of which WISI is the common parent and TD Waterhouse and their Affiliates are members file or intend to file Consolidated Returns and Combined Returns; and

     WHEREAS, WISI and TD Waterhouse desire to provide for the allocation of liabilities, procedures to be followed, and other matters with respect to certain taxes for taxable periods beginning with the first period in which TD Waterhouse becomes a member of the WISI Group.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     SECTION 1.  DEFINITIONS

     1.1. "AFFILIATE" means any corporation or other entity directly or indirectly controlled by WISI or TD Waterhouse which is includible in the WISI or TD Waterhouse Group.

     1.2. "TD WATERHOUSE GROUP" means the affiliated group of corporations as defined in Section 1504(a) of the Code, or similar group of entities as defined under similar laws of other jurisdictions, of which TD Waterhouse would be the common parent if it were not a subsidiary of WISI, and any corporation or other entity which may be or become a member of such group from time to time.

     1.3. "TD WATERHOUSE GROUP COMBINED TAX LIABILITY" means, with respect to any taxable year, the TD Waterhouse Group's liability for Non-Federal Combined Taxes as determined under Section 2.3 of this Agreement.

     1.4. "TD WATERHOUSE GROUP FEDERAL INCOME TAX LIABILITY" means, with respect to any taxable year, the TD Waterhouse Group's liability for Federal Income Taxes as determined under Section 2.2 of this Agreement.

     1.5. "AUDIT" includes any audit, assessment of Taxes, other examination by any Tax Authority, proceeding, or appeal of such proceeding relating to Taxes, whether administrative or judicial.

     1.6. "COMBINED GROUP" means a group of corporations or other entities that files a Combined Return.

     1.7. "COMBINED RETURN" means any Tax Return with respect to Non-Federal Taxes filed on a consolidated, combined (including nexus combination, worldwide combination, domestic combination, line of business combination or any other form of combination) or unitary basis wherein one or more members of the TD Waterhouse Group join in the filing of a Tax Return with WISI or a WISI subsidiary that is not also a member of the TD Waterhouse Group.

     1.8. "CONSOLIDATED GROUP" means the affiliated group of corporations within the meaning of Section 1504(a) of the Code of which WISI is the common parent and which includes the TD Waterhouse Group.

     1.9. "CONSOLIDATED RETURN" means any Tax Return with respect to Federal Income Taxes filed by the Consolidated Group pursuant to Section 1501 of the Code.

     1.10. "DECONSOLIDATION" means any event pursuant to which TD Waterhouse and the TD Waterhouse Group cease to be includible in the Consolidated Group or the Combined Group.

     1.11. "DECONSOLIDATION DATE" means the close of business on the day on which a Deconsolidation occurs. Unless otherwise required by the relevant Tax Authority or a court of competent jurisdiction, WISI and TD Waterhouse, for itself and the TD Waterhouse Group, agree to file all Tax Returns, and to take all other actions, relating to Federal Income Taxes or Non-Federal Combined Taxes in a manner consistent with the position that TD Waterhouse and the TD Waterhouse Group are includible in the Consolidated Group and the Combined Group for all days from the date hereof through and including a Deconsolidation Date.

     1.12. "ESTIMATED TAX INSTALLMENT DATE" means the installment due dates prescribed in Section 6655(c) of the Code and the applicable dates relevant to any non-federal Combined Return, including any due date for filing tax returns (whether a tax return is filed on such date or an extension is filed) .

     1.13. "FEDERAL INCOME TAXES" means any tax imposed under Subtitle A of the Code (including the taxes imposed by Sections 11, 55, 59A, and 1201(a) of the Code), including any interest, additions to tax, or penalties applicable thereto, and any other income based United States federal taxes which are hereinafter imposed upon corporations.

     1.14. "FINAL DETERMINATION" means (a) the final resolution of any tax (or other matter) for a taxable period, including any related interest or penalties, that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise, including (1) by the expiration of a statute of limitations (giving effect to any extension, waiver or mitigation thereof) or a period for the filing of claims for refunds, amended returns, appeals from adverse determinations, or recovering any refund (including by offset), (2) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable, (3) by a closing agreement or an accepted offer in compromise under Section 7121 or 7122 of the Code, or comparable agreements under laws of other jurisdictions, (4) by execution of an Internal Revenue Service Form 870 or 870AD, or by a comparable form under the laws of other jurisdictions (excluding, however, any such form that reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund and/or the right of the Taxing Authority to assert a further deficiency), or (5) by any allowance of a refund or credit, but only after the expiration of all periods during which such refund or credit may be recovered (including by way of offset) or (b) the payment of tax by any member of the Consolidated Group or Combined Group with respect to any item disallowed or adjusted by a Taxing Authority provided that WISI determines that no action should be taken to recoup such payment.

     1.15. "NON-FEDERAL COMBINED TAXES" means any Non-Federal Taxes with respect to which a Combined Return is filed.

     1.16. "NON-FEDERAL SEPARATE TAXES" means any Non-Federal Tax that is not a Non-Federal Combined Tax.

     1.17.  "NON-FEDERAL TAXES" includes all state and local Taxes.
     1.18. "OTHER FEDERAL TAXES" includes all Taxes imposed by the Federal government of the United states, other than Federal Income Taxes.
     1.19. "PRE-DECONSOLIDATION PERIOD" means a taxable period ending on or prior to the Deconsolidation Date.
     1.20. "PRO FORMA TD WATERHOUSE GROUP COMBINED RETURN" means a pro forma non-federal combined tax return or other schedule prepared pursuant to Section
2.3 of this Agreement.
     1.21. "PRO FORMA TD WATERHOUSE GROUP CONSOLIDATED RETURN" means a pro forma consolidated federal income tax return prepared pursuant to Section 2.2 of this Agreement.
     1.22. "POST-DECONSOLIDATION PERIOD" means a taxable period beginning after the Deconsolidation Date.

     1.23. "REDETERMINATION AMOUNT" means, with respect to any taxable year, the amount determined under Section 3.7 of this Agreement.
     1.24. "STRADDLE PERIOD" means a taxable period beginning on or prior to and ending after the Deconsolidation Date.
     1.25. "TAX ASSET" means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other deduction, credit or tax attribute which could reduce taxes (including without limitation deductions and credits related to alternative minimum taxes).
     1.26. "TAX AUTHORITY" includes the Internal Revenue Service and any state, local, or other governmental authority responsible for the administration of any Taxes.
     1.27. "TAXES" includes all charges, fees, levies, imposts, duties, or other assessments of a similar nature, including without limitation, income, alternative or add-on minimum, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, withholding, Social Security, unemployment, disability, ad valorem, estimated, highway use, commercial rent, capital stock, paid up capital, recording, registration, property, real property gains, value added, business license, custom duties, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by any Tax Authority including any interest, additions to tax, or penalties applicable thereto.
     1.28. "TAX RETURN" means any return, declaration, statement, report, schedule, certificate, form, information return or any other document (and any related or supporting information) including an amended tax return required to be supplied to, or filed with, a Tax Authority with respect to Taxes.

     SECTION 2.  TAX SHARING
     2.1. TD WATERHOUSE LIABILITY FOR FEDERAL INCOME TAXES AND NON-FEDERAL COMBINED TAXES. Each taxable year, TD Waterhouse shall pay to WISI an amount equal to the sum of the TD Waterhouse Group Federal Income Tax Liability and the TD Waterhouse Group Combined Tax Liability for such taxable year. In the event that the amount determined in the preceding sentence is negative (i.e., the total value of the Federal and Combined Tax Assets of the TD Waterhouse Group exceeds the total of the Federal and Combined Tax Liabilities of such group), then WISI shall pay to TD Waterhouse the value of such net Tax Assets, but only to the extent that such net Tax Assets were used by WISI to provide a tax benefit to the WISI Group with respect to the present or any past taxable year of the WISI Group.
     2.2. TD WATERHOUSE GROUP FEDERAL INCOME TAX LIABILITY. (a) IN GENERAL. With respect to any taxable year, the TD Waterhouse Group Federal Income Tax Liability shall be the sum, for such taxable year, of (1) the TD Waterhouse Group's liability for Federal Income Taxes as determined on the Pro Forma TD Waterhouse Group Consolidated Return, and (2) any interest, penalties and other additions to such taxes.
     (b) PRO FORMA FEDERAL RETURN. Each taxable year, WISI shall prepare or cause to be prepared (and, as requested by WISI, TD Waterhouse shall cooperate in preparing) a pro forma consolidated federal income tax return for the TD Waterhouse Group ("PRO FORMA TD WATERHOUSE GROUP CONSOLIDATED RETURN") as if the TD Waterhouse Group were not and never were part of the Consolidated Group, but rather were a separate affiliated group of corporations of which TD Waterhouse were the common parent filing a consolidated federal income tax return pursuant to Section 1501 of the Code.
     (c) OPERATING RULES. The Pro Forma TD Waterhouse Group Consolidated Return shall be prepared:

           (1) reflecting the elections, methods of accounting, and positions with respect to specific items made or used in the Consolidated Return;

           (2)  taking into account any Tax Assets;

           (3) applying the highest applicable tax rate without regard to any graduated rate of tax; and

           (4) transactions with members of the Consolidated Group that are not also members of the TD Waterhouse Group will be reported pursuant to the consolidated return regulations promulgated under the Code governing intercompany transactions (so that intercompany gain will be deferred until a recognition event occurs). No item (including income, gains, losses, deductions and credits) of any member of the Consolidated Group that is not a member of the TD Waterhouse Group shall otherwise be taken into account).
     2.3. TD WATERHOUSE GROUP COMBINED TAX LIABILITY. (a) IN GENERAL. With respect to any taxable year, the TD Waterhouse Group Combined Tax Liability shall be the sum, for such taxable year, of (1) the TD Waterhouse Group's liability for Non-Federal Combined Taxes as determined on the Pro Forma TD Waterhouse Group Combined Return, and (2) any interest, penalties and other additions to such taxes
     (b) PRO FORMA COMBINED RETURN. Each taxable year, WISI shall prepare or cause to be prepared (and, as requested by WISI, TD Waterhouse shall cooperate in preparing) a pro forma combined tax return or other schedule for the TD Waterhouse Group ("PRO FORMA TD WATERHOUSE GROUP COMBINED RETURN") determined as if the TD Waterhouse Group were not and never were part of the Combined Group, but rather were a separate group of which TD Waterhouse were the common parent filing a combined tax return on the same basis as the WISI Combined Return is filed.
     (c) OPERATING RULES. The Pro Forma TD Waterhouse Group Combined Return shall be prepared by reference to:

           (1) the TD Waterhouse Group's taxable income or loss from Line 28 of the Pro Forma TD Waterhouse Group Consolidated Return, adjusted to take into account (i) those members of the TD Waterhouse Group which are included in the Combined Return, (ii) Tax Assets of such members
      (but only as allowed under applicable law), and (iii) material adjustments necessary to reflect the laws of the applicable jurisdiction;

           (2) apportionment factors determined by taking into account only those members of the TD Waterhouse Group which are included in the Combined Return; and

           (3) the highest applicable tax rate without regard to any graduated rates.

     (d) ADDITIONAL OPERATING RULES. The following additional provisions shall apply in determining the TD Waterhouse Group Combined Tax Liability:

           (1) WISI shall not pay the TD Waterhouse Group for any Tax Asset relating to any Non-Federal Combined Tax, including any net operating loss carrybacks or carryovers, not otherwise taken into account on a Combined Return of the WISI Group;
           (2) Notwithstanding paragraph (c)(3) of this sub-section, the TD Waterhouse Group liability with respect to unemployment taxes for which a Combined Return is filed shall be the lesser of (i) the liability for such taxes of the members of the TD Waterhouse Group which are included in the Combined Return determined utilizing the tax rate applicable to the Combined Return and (ii) the liability for such taxes of the members of the TD Waterhouse Group which are included in the Combined Return determined as if such members of the TD Waterhouse Group were not and never were part of the Combined Group, but rather were a separate group filing a combined unemployment tax return.

     SECTION 3.  PAYMENT OF TAXES AND TAX SHARING AMOUNTS

     3.1. FEDERAL INCOME TAXES. WISI shall pay to the Internal Revenue Service all Federal Income Taxes, if any, of the Consolidated Group (including the TD Waterhouse Group) due and payable for all Pre-Deconsolidation Periods.

     3.2. NON-FEDERAL COMBINED TAXES. WISI shall pay to the appropriate Tax Authorities all Non-Federal Combined Taxes, if any, of the Combined Group (including the TD Waterhouse Group) due and payable for all Pre-Deconsolidation Periods and Straddle Periods.

     3.3. NON-FEDERAL SEPARATE TAXES. TD Waterhouse shall pay to the appropriate Tax Authorities all Non-Federal Separate Taxes, if any, of the TD Waterhouse Group due and payable for all Pre-Deconsolidation Periods, Straddle Periods and Post-Deconsolidation Periods. WISI shall pay to the appropriate Tax Authorities all Non-Federal Separate Taxes, if any, of the WISI Group (other than any such Non-Federal Separate Taxes attributable to members of the TD Waterhouse Group) due and payable for all Pre-Consolidation Periods, Straddle Periods, and Post-Deconsolidation Periods.

     3.4. OTHER FEDERAL TAXES. The parties shall each pay to the appropriate governmental authorities all of their respective other Federal Taxes, if any, due and payable for all Pre-Deconsolidation Periods, Straddle Periods, and Post-Deconsolidation Periods, and their respective Federal Income Taxes for all Post-Deconsolidation Periods.

     3.5. TAX SHARING INSTALLMENT PAYMENTS. (a) FEDERAL INCOME TAXES. Not later than five business days prior to each applicable Estimated Tax Installment Date with respect to any Pre-Deconsolidation Period or Straddle Period, WISI shall determine under Section 6655 of the Code the estimated amount of the related installment of the TD Waterhouse Group Federal Income Tax Liability. TD Waterhouse shall then pay to WISI not later than two days prior to such Estimated Tax Installment Date, the amount thus determined.

     (b) NON-FEDERAL COMBINED TAXES. Not later than five business days prior to each applicable Estimated Tax Installment Date with respect to any Pre-Deconsolidation Period or Straddle Period, WISI shall deliver to TD Waterhouse an estimate of the related installment of the TD Waterhouse Group Combined Tax Liability for the taxable year determined by using the previous year's apportionment factors. TD Waterhouse shall then pay to WISI, not later than two days prior to such Estimated Tax Installment Date, the amount thus determined.

     3.6. TAX SHARING TRUE-UP PAYMENTS. (a) FEDERAL INCOME TAXES. Not later than 30 business days after the Consolidated Return is filed with respect to any Pre-Deconsolidation Period or Straddle Period, WISI shall deliver to TD Waterhouse a Pro Forma TD Waterhouse Group Consolidated Return or other comparable schedule reflecting the TD Waterhouse Group Federal Income Tax Liability. Not later than 10 business days after the date such pro forma or other schedule is delivered, TD Waterhouse shall pay to WISI, or WISI shall pay to TD Waterhouse, as appropriate, an amount equal to the difference, if any, between the TD Waterhouse Group Federal Income Tax Liability (which amount could be negative to the extent of the value of any net Federal Income Tax Assets of the TD Waterhouse Group used by the WISI Group in excess of the Federal Income Tax Liabilities of the TD Waterhouse Group as determined on a pro forma basis pursuant to the rules above) for the taxable year and the aggregate amount paid by TD Waterhouse with respect to such taxable year under Section 3.5(a) of this Agreement.

     (b) NON-FEDERAL COMBINED TAXES. Not later than 30 business days after the WISI Group Combined Return is filed with respect to any Pre-Deconsolidation Period or Straddle Period, WISI shall deliver to TD Waterhouse a Pro Forma TD Waterhouse Group Combined Return or other comparable schedule reflecting the TD Waterhouse Group Combined Tax Liability for the taxable year. Not later than 10 business days following delivery of such pro forma or other schedule, TD Waterhouse shall pay to WISI, or WISI shall pay to TD Waterhouse, as appropriate, an amount equal to the difference, if any, between the TD Waterhouse Group Combined Tax Liability (which amount could be negative to the extent of the value of any net Non-Federal Combined Tax Assets of the TD Waterhouse Group used by the WISI Group in excess of the Non-Federal Combined Tax Liabilities of the TD Waterhouse Group as determined on a pro forma basis pursuant to the rules above) for the taxable year and the amount paid by TD Waterhouse with respect to such taxable year under Section 3.5(b) of this Agreement.

     3.7. REDETERMINATION AMOUNTS. (a) IN GENERAL. In the event of any redetermination of any item of income, gain, loss, deduction or credit of any member of the Consolidated Group or Combined Group as a result of a Final Determination or any settlement or compromise with any Tax Authority (including any amended tax return or claim for refund filed by WISI), TD Waterhouse shall pay WISI or WISI shall pay TD Waterhouse, as the case may be, the Redetermination Amount.

     (b) COMPUTATION. The Redetermination Amount shall be the difference, if any, between all amounts previously determined under Section 2 of this Agreement and all amounts that would have been determined under Section 2 of this Agreement taking such redetermination into account (including any additions to tax or penalties applicable thereto), together with interest for each day calculated (1) with respect to redeterminations affecting Federal Income Taxes, at the rate determined, in the case of payment by TD Waterhouse to WISI, under Section 6621(a)(2) of the Code and, in the case of payment by WISI to TD Waterhouse, under Section 6621(a)(1) of the Code, and (2) with respect to redeterminations affecting Non-Federal Combined Taxes, under similar laws, if any, of other jurisdictions.

     (c) PAYMENT. WISI shall deliver to TD Waterhouse a schedule reflecting the computation of any Redetermination Amount with respect to any taxable year. Not later than 15 days after the date such schedule is delivered, TD
Waterhouse shall pay WISI, or WISI shall pay TD Waterhouse such Redetermination Amount.

     3.8. INTEREST. Payments under this Section 3 that are not made within the prescribed period shall thereafter bear interest at the rate determined under Section 6621(a)(2) of the Code.

     SECTION 4.   PROCEDURAL MATTERS

     4.1. AGENT; PREPARATION AND FILING OF RETURNS. WISI shall be the sole and exclusive agent of TD Waterhouse and any member of the TD Waterhouse Group in any and all matters relating to (a) Federal Income Taxes of the Consolidated Group and (b) any Non-Federal Combined Taxes for all Pre-Deconsolidation Periods and Straddle Periods. WISI shall have the sole and exclusive responsibility for the preparation and filing of any (a) Consolidated Return or (b) Combined Return for all Pre-Deconsolidation Periods and Straddle Periods. In its sole discretion, WISI shall have the exclusive right with respect to any such Consolidated Return or Combined Return (a) to determine (1) the manner in which such Tax Return shall be prepared and filed, including, without limitation, the manner in which any item of income, gain, loss, deduction or credit shall be reported, (2) whether any extensions may be requested, (3) the elections that will be made by any member of the Consolidated Group or Combined Group, and (4) whether any amended tax returns should be filed, (b) to control, contest, and represent the interests of the Consolidated Group and Combined Group in any Audit and to resolve, settle, or agree to any adjustment or deficiency proposed, asserted or assessed as a result of any Audit, (c) to file, prosecute, compromise or settle any claim for refund, and (d) to determine whether any refunds, to which the Consolidated Group or Combined Group may be entitled, shall be paid by way of refund or credited against the tax liability of the Consolidated Group and Combined Group. TD Waterhouse, for itself and its subsidiaries, hereby irrevocably appoints WISI as its agent and attorney-in-fact to take such action (including the execution of documents) as WISI may deem appropriate to effect the foregoing.

     4.2. FURNISHING INFORMATION. Each member of the TD Waterhouse Group shall (a) furnish to WISI in a timely manner such information and documents as WISI may reasonably request for purposes of (1) preparing any original or amended Consolidated Return or Combined Return, (2) contesting or defending any Audit, and (3) making any determination or computation necessary or appropriate under this Agreement, (b) cooperate in any Audit of any Consolidated Return or Combined Return, (c) retain and provide on demand books, records, documentation or other information relating to any tax return until the later of (1) the expiration of the applicable statute of limitations (giving effect to any extension, waiver, or mitigation thereof) and (2) in the event any claim is made under this Agreement for which such information is relevant, until a Final Determination with respect to such claim, and (d) take such action as WISI may deem appropriate in connection therewith. WISI shall provide the TD Waterhouse Group any assistance reasonably required in providing any information requested pursuant to this Section 4.2.

     4.3. EXPENSES. TD Waterhouse shall reimburse WISI for any outside legal and accounting expenses incurred by WISI in the course of the conduct of any Audit regarding the tax liability of the Combined Group or Consolidated Group, and for any other expense incurred by WISI in the course of any litigation relating thereto, to the extent such costs are reasonably attributable to the TD Waterhouse Group and provided WISI has conferred with TD Waterhouse as to the portion of the Audit relating to the TD Waterhouse Group. Notwithstanding the foregoing, WISI shall have the sole discretion to control, contest, represent, file, prosecute, challenge or settle any Audit pursuant to
Section 4.1.

     SECTION 5.   DECONSOLIDATION

     5.1. CONTINUING COVENANTS. TD Waterhouse, for itself and the TD Waterhouse Affiliates, covenants that on or after a Deconsolidation it will not, nor will it cause or permit any member of the TD Waterhouse Group to make or change any tax election, change any accounting method, amend any tax return or take any tax position on any tax return, take any action, omit to take any action or enter into any transaction that results in any increased tax liability or reduction of any Tax Asset of the WISI Group in respect of any Pre-Deconsolidation Period or Straddle Period. Other than as specifically contemplated under Section 5.2, below, WISI for itself and the members of the WISI Group other than TD Waterhouse and the TD Waterhouse Affiliates, covenants that on or after a Deconsolidation it will not, nor will it cause or permit any member of the TD Waterhouse Group to make or change any tax election, change any accounting method, amend any tax return or take any position on any tax return, take any action, omit to take any action or enter into any transaction that results in any increased tax liability or reduction of any Tax Asset of the TD Waterhouse Group in respect of any Pre-Deconsolidation Period or Straddle Period.

     5.2. REATTRIBUTION OF TAX ASSETS. In the event of a Deconsolidation, WISI may, at its option, elect to reattribute to itself certain Tax Assets of the TD Waterhouse Group pursuant to Treasury Regulations Section 1.1502-20(g) or similar provisions of other jurisdictions. If WISI makes such an election, TD Waterhouse shall comply with any applicable requirements, including those of Treasury Regulations Section 1.1502-20(g)(5).

     5.3. CARRYBACKS. WISI agrees to pay to TD Waterhouse the actual tax benefit received by the WISI Group (net of applicable expenses) from the use in any Pre-Deconsolidation Period of a carryback of any Tax Asset of the TD Waterhouse Group from a Post-Deconsolidation Period. Such benefit shall be considered equal to the lesser of (a) the amount WISI would have paid TD Waterhouse had such Tax Asset arisen in a Pre-Deconsolidation Period and (b) the excess of (1) the amount of Federal Income Taxes imposed on the Consolidated Group or the amount of Combined Taxes imposed on the Combined Group, as the case may, that would have been payable by the Consolidated Group or Combined Group in the absence of such carryback over (2) the amount of Federal Income Taxes or Combined Taxes, as the case may be, actually paid. Payment of the amount of such benefit shall be made within 90 days of the filing of the applicable tax return for the taxable year in which the Tax Asset is utilized. If subsequent to the payment by WISI to TD Waterhouse of any such amount, there shall be (a) a Final Determination which results in a disallowance or a reduction of the Tax Asset so carried back or (b) a reduction in the amount of the benefit realized by the WISI Group as a result of any other Tax Asset that arises in a Post-Deconsolidation Period, TD Waterhouse shall repay to WISI, within 90 days of such event any amount which would not have been payable to TD Waterhouse pursuant to this Section 5.3 had the amount of the benefit been determined in light of these events. TD Waterhouse shall hold WISI harmless for any penalty, addition to tax or interest payable by any member of the WISI Group as a result of any such event. Any such amount shall be paid by TD Waterhouse to WISI within 90 days of the payment by WISI or any member of the Consolidated Group or Combined Group of any such penalty, addition to tax, or interest. Nothing in this Section 5.3 shall require WISI to file a claim for refund of Federal Income Taxes or Combined Taxes.

     SECTION 6.  MISCELLANEOUS

     6.1. TERM. Except as provided in this Section 6.1, this Agreement shall expire upon the Deconsolidation Date. However, all rights and obligations arising hereunder with respect to a Pre-Deconsolidation Period or Straddle Period shall survive until they are fully effectuated or performed. Further, notwithstanding anything in this Agreement to the contrary, all rights and obligations arising hereunder with respect to a Post-Deconsolidation Period shall remain in effect and its provisions shall survive for the full period of all applicable statutes of limitation (giving effect to any extension, waiver or mitigation thereof).

     6.2. ALLOCATIONS. All computations with respect to the Pre-Deconsolidation Period ending on the Deconsolidation Date, the immediately following taxable period of TD Waterhouse and the TD Waterhouse Group and any Straddle Period shall be made pursuant to the principles of Treasury Regulations Section 1.1502-76(b), taking into account such elections thereunder as WISI, in its sole discretion, shall make.

     6.3. CHANGES IN LAW. Any reference to a provision of the Code or a similar law of another jurisdiction shall include a reference to any successor provision to such provision.

     6.4. CONFIDENTIALITY. Each party shall hold and cause its advisors and consultants to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information (other than any such information relating solely to the business or affairs of such party) concerning the other parties hereto furnished it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party, or (c) later lawfully acquired from other sources not under a duty of confidentiality by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants who shall be advised of and agree to be bound by the provisions of this Section 6.4. Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

     6.5. SUCCESSORS. This Agreement shall be binding on and inure to the benefit of any successor, by merger, acquisition of assets or otherwise, to any of the parties hereto (including any successor of WISI and TD Waterhouse succeeding to the tax attributes of such party under Section 381 of the Code), to the same extent as if such successor had been an original party.

     6.6. AUTHORIZATION, ETC. Each of the parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of each such party and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision of law or of its charter or bylaws or any agreement, instrument or order binding on such party.

     6.7. ENTIRE AGREEMENT. This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements.

     6.8. SECTION CAPTIONS. Section captions used in this Agreement are for convenience and reference only and shall not affect the construction of this Agreement.

     6.9. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to laws and principles relating to conflicts of law.

     6.10. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

     6.11. WAIVERS AND AMENDMENTS. This Agreement shall not be waived, amended or otherwise modified except in writing, duly executed by all of the parties hereto.

     6.12. SEVERABILITY. In case any one or more of the provisions in this Agreement should be invalid, illegal or unenforceable, the enforceability of the remaining provisions hereof will not in any way be effected or impaired thereby.

     6.13. NO THIRD PARTY BENEFICIARIES. This Agreement is solely for the benefit of the parties to this Agreement and the other members of the Affiliated Group and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other rights in excess of those existing without this Agreement.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by a duly authorized officer as of the date first above written.


                                    WATERHOUSE INVESTOR SERVICES, INC.
                                     on behalf of itself and its Subsidiaries

                                    By

                                    ________________________________
                                    Name:
                                    Title:


                                    TD WATERHOUSE GROUP, INC.
                                     on behalf of itself and its Subsidiaries

                                    By

                                    ________________________________
                                    Name:
                                    Title: